Exhibit 5.1

July 29, 2013

QLT Inc.

887 Great Northern Way, Suite 101

Vancouver, British Columbia

V5T 4T5

Dear Sirs/Mesdames:

Re:	QLT Inc.

We have acted as Canadian counsel to QLT Inc. (the “Company”) in the Province of British Columbia (the “Province”) in connection with the issue by the Company of up to 4,000,000 common shares (the “Common Shares”) in the authorized share structure of the Company issuable pursuant to the exercise of the incentive stock options and nonqualified options (collectively, the “Options”) or the vesting and settlement of the restricted stock units (the “Restricted Stock Units”, and together with the Options, the “Incentive Awards”) which may be granted from time to time under the Company’s Amended and Restated 2000 Incentive Stock Plan (the “Plan”) and the Award Agreements (as such term is defined in the Plan), as filed with the United States Securities and Exchange Commission (the “SEC”) on July 29, 2013.

This opinion letter is provided in connection with the registration of the Common Shares under the Form S-8 (the “Registration Statement”) filed by the Company with the SEC on the date hereof pursuant to the United States Securities Act of 1933, as amended (the “Act”).

For the purposes of the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certificates of public officials and such other documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary as a basis for the opinions expressed herein. For the purposes of our opinions, we have assumed that all signatures on documents examined by us are genuine, that all natural persons signing such documents have the legal capacity to do so, that all documents submitted to us as originals are authentic and complete, and that all documents submitted to us as certified, notarial or true copies or as reproductions (including commercial reproductions, documents received by facsimile machine or electronic transmission) conform to the original documents of which they purport to be a copy. We have also assumed the completeness of all facts contained in public records or certificates issued by public officials. With respect to certain factual matters we have relied exclusively and without independent investigation on certificates of public officials and certificates and representations of the Company or its officers.

We are solicitors qualified to carry on the practice of law in the Province only and we express no opinion as to any laws or matters governed by any laws other than the laws of British Columbia and the federal laws of Canada applicable therein. The opinions expressed in this opinion letter are based on laws in effect as of the date hereof. We assume no obligation to revise or amend this opinion letter should the applicable laws subsequently change.

Based on and relying upon the foregoing, we are of the opinion that the Common Shares have been validly allotted and reserved for issuance and, upon the due exercise or vesting and settlement, as applicable, of the Incentive Awards in accordance with the terms of the Plan and the applicable Award Agreement and receipt of the full exercise price or consideration, as applicable, for such Common Shares determined in accordance with the Plan and the applicable Award Agreement, the Common Shares will be duly issued as fully paid and non-assessable common shares in the authorized share structure of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and for no other purpose. Except for such use, this opinion may not be quoted, circulated or published, in whole or in part, or otherwise referred to, filed with or furnished to any other person or entity, without our prior written consent. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Act or the rules and regulations promulgated thereunder.

                            Yours truly,

/s/ McCULLOUGH O’CONNOR IRWIN LLP

McCULLOUGH O’CONNOR IRWIN LLP